New Release
Euronet Worldwide Headquarters 3500 College Boulevard Leawood, Kansas, 66211 USA 1-913-327-4200		Date: May 20, 2014

Euronet Worldwide Completes the Acquisition of HiFX

LEAWOOD, Kansas — May 20, 2014 — Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global electronic payments provider and distributor, today announced it has completed the acquisition of U.K.-based HiFX. The acquisition complements Ria, Euronet’s existing money transfer business, by expanding its offerings to include online-initiated, account-to-account international payment and foreign exchange services to high-income individuals and small-to-medium sized businesses.

“We are excited to welcome HiFX into the Euronet group of companies,” stated Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “Their online presence, affordable rates and deep knowledge of foreign exchange markets, combined with our strong bank relationships, global market entry expertise and solid balance sheet will allow us to expand and improve both Ria’s and HiFX’s product offerings and increase our market share in a fast-growing sector that produces 9.9 billion payment transactions per year.”

Under the terms of the purchase agreement announced on March 10, 2014, Euronet acquired HiFX for approximately £145 million or $242 million. The purchase consideration was comprised of approximately 1.3 million shares of Euronet stock and approximately $185 million in cash, including approximately $78 million of cash on hand and approximately $107 million funded using Euronet’s revolving line of credit. HiFX, now a wholly owned subsidiary of Euronet, will present its financial results with Euronet’s existing money transfer segment. Consistent with the previous announcement, Euronet expects HiFX will contribute approximately 15 cents to Euronet’s annual cash earnings per share in the first full year under Euronet ownership.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 18,558 ATMs, approximately 67,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 44 countries; card software solutions; a prepaid processing network of approximately 647,000 POS terminals at approximately 289,000 retailer locations in 34 countries; and a consumer-to-consumer money transfer network of approximately 219,000 locations serving 135 countries. With corporate headquarters in Leawood, Kansas, USA, and 53 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

About HiFX

HiFX is one of the largest and best known international money transfer specialists in the U.K. and Australasia with a reputation for consistently offering highly competitive, bank-beating exchange rates to both private individuals and businesses alike. To date, they have transferred in excess of $165 billion. Established in 1998, HiFX works with over 80,000 private individuals each year and 6,000 corporate clients worldwide. With more reviews than any other currency specialist, HiFX has earned a 5-star ‘excellent’ rating from 5,000+ verified independent Trustpilot reviews. HiFX customers love both the rates and the service they receive and the company has a hard-earned reputation for providing excellent value for the money and complete peace of mind.

Security & peace of mind:
• HiFX systems work to 99.999% uptime standards just like the world’s banks ensuring client payments arrive on time every time.
• Automatic notifications via email or SMS keep customers up to date with their transfers every step of the way.
• Advanced anti-fraud safeguards make HiFX a safe, fast way to make international money transfers.

For more information, please visit the HiFX websites at www.hifx.co.uk, www.hifx.co.nz, www.hifx.com.au.

Forward-Looking Statements in this Press Release

Any statements contained in this press release that concern Euronet or its management’s intentions, expectations, or predictions of future performance, including those relating to HiFX, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: Euronet’s ability to successfully integrate HiFX after the closing; HiFX’s ability to maintain its growth rates; conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for Euronet's and HiFX’s products and services; the ability of Euronet and HiFX to successfully introduce new products and services; foreign currency exchange rate fluctuations; and changes in laws and regulations affecting Euronet's and HiFX’s business. These risks and other risks are described in Euronet's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting Euronet or the SEC. Any forward-looking statements made in this press release speak only as of the date of this press release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Euronet regularly posts important information to the investor relations section of its website.

For further information regarding this release, please contact:

Euronet Worldwide, Inc.
Stephanie Taylor
staylor@euronetworldwide.com

(913) 327-4200

HiFX plc.
Mark Bodega
Mark.bodega@hifx.co.uk
+44(0)1753 751776